October 25, 2011

First Busey Announces 2011 Third Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income for the third quarter of 2011 was $7.6 million and net income available to common stockholders was $6.5 million, or $0.08 per fully-diluted common share, as compared to net income of $6.0 million and net income available to common stockholders of $4.7 million, or $0.07 per fully diluted share, for the comparable period in 2010. The Company’s 2011 year-to-date net income was $24.1 million and net income available to common stockholders was $20.0 million, or $0.24 per fully diluted share, compared to net income of $15.9 million, net income available to common stockholders of $12.1 million and fully-diluted earnings per share of $0.18 for the comparable period in 2010.

In comparison, the Company reported net income for the second quarter of 2011 of $7.4 million and net income available to common stockholders of $6.2 million, or $0.07 per fully-diluted common share.  The slight increase in earnings per share from the second quarter of 2011 was attributable to the modest increase in net income available to common stockholders.  A contributing factor to this increase in income was a reduction in preferred stock dividends.  On August 25, 2011, the Company announced that it had exited the Troubled Asset Relief Program and issued approximately $72.6 million in preferred stock to the U.S. Department of the Treasury through the Small Business Lending Fund. These funds will be used to further enhance our business lending efforts.

Balance sheet strength, profitability and growth – in that order.

Asset Quality:  Our non-performing loans at September 30, 2011 continued to show improvement.  We expect continued gradual improvement in our overall asset quality during the remainder of 2011; however, this continues to be dependent upon market specific economic conditions.  The key metrics are as follows:

•	Non-performing loans decreased to $42.9 million at September 30, 2011 from $53.8 million at June 30, 2011 and $68.1 million at December 31, 2010.

o	Illinois non-performing loans decreased to $25.3 million at Sep 30, 2011 from $27.8 million at June 30, 2011 and $38.3 million at December 31, 2010.
o	Florida non-performing loans decreased to $13.2 million at September 30, 2011 from $19.5 million at June 30, 2011 and $23.8 million at December 31, 2010.
o	Indiana non-performing loans decreased to $4.4 million at September 30, 2011 from $6.5 million at June 30, 2011 and $6.0 million at December 31, 2010.

•	Loans 30-89 days past due decreased to $8.2 million at September 30, 2011 from $17.1 million at June 30, 2011 and $23.5 million at December 31, 2010.
•
Other non-performing assets increased to $11.6 million at September 30, 2011 from $6.9 million at June 30, 2011 and $9.2 million at December 31, 2010 due to the foreclosure of four large commercial properties during the third quarter.

•	The ratio of non-performing assets to total loans plus other real estate owned at September 30, 2011 decreased to 2.58% from 2.79% at June 30, 2011 and 3.25% at December 31, 2010.
•	The allowance for loan losses to non-performing loans ratio increased to 148.73% at September 30, 2011 from 128.94% at June 30, 2011 and 111.64% at December 31, 2010.
•	The allowance for loan losses to total loans ratio decreased to 3.04% at September 30, 2011 compared to 3.20% at June 30, 2011 and 3.21% at December 31, 2010.
•	Net charge-offs totaled $10.4 million in the third quarter of 2011 as compared to $10.5 million in the second quarter of 2011 and $18.5 million in the third quarter of 2010.
•
Provision expense of $5.0 million recorded in the third quarter of 2011 was consistent with the amount recorded in the second quarter of 2011 and was lower than the $9.5 million recorded in the third quarter of 2010.

    Operating Performance:  Our net income increased to $7.6 million in the third quarter of 2011 as compared to $6.0 million in the third quarter of 2010, but only slightly increased from $7.4 million in the second quarter of 2011. The primary drivers of the increase in the third quarter of 2011 as compared to the comparable period in 2010 relate to lower provision for loan losses of $4.5 million and reduced regulatory expense of $1.7 million. The lower provision and regulatory expense was partially offset by declines in net interest income and sales of residential mortgage loans, resulting in an overall increase in net income of $1.6 million.

Significant operating performance items were:
•
Net interest income declined to $27.7 million in the third quarter of 2011, compared to $27.8 million in the second quarter of 2011 and $29.6 million in the third quarter of 2010.  Net interest income for the first nine months of 2011 was $83.9 million compared to $87.7 million for the same period of 2010. The decline in net interest income for these periods was primarily related to a decline in loans, which has been partially offset by reduced funding costs.

•
Pre-provision, pre-tax (PPPT) income increased to $16.7 million in the third quarter of 2011, compared to $16.4 million in the second quarter of 2011, but declined from $17.4 million in the third quarter of 2010.  PPPT income for the first nine months of 2011 was $51.3 million compared to $53.4 million for the same period of 2010. The decline in PPPT income year over year was primarily related to a decline in net interest income partially offset by expense efficiencies including decreased regulatory expenses.

•
Net interest margin increased to 3.57% for the third quarter of 2011 as compared to 3.54% for the second quarter of 2011, but decreased from 3.64% for the third quarter of 2010. The net interest margin of 3.55% for the first nine months of 2011 was consistent with the same period of 2010.

•
Gains on sales of residential mortgage loans increased to $3.0 million in the third quarter of 2011 compared to $1.8 million in the second quarter of 2011, but decreased from $4.1 million in the third quarter of 2010.  The increase in the third quarter versus the second quarter of 2011 was primarily due to refinancing as mortgage rates have declined to record lows during the third quarter of 2011.

•
Total non-interest expense of $25.7 million for the third quarter of 2011 was consistent with $25.2 million recorded for the second quarter of 2011, but decreased from $27.0 million for the third quarter of 2010.  The decrease in the third quarter of 2011 as compared to the comparable period in 2010 primarily related to a decline in regulatory expense of $1.7 million as a result of the change in FDIC assessment methodology, partially offset by an increase in salary and wages and other operating expense.

•
The efficiency ratio increased to 57.87% for the third quarter of 2011 from 57.80% for the second quarter of 2011, but improved from 58.21% for the third quarter of 2010. The efficiency ratio for the first nine months of 2011 was 57.16%, a slight improvement from 57.46% for the same period of 2010.

•
Total revenue, net of interest expense and security gains, for the third quarter of 2011 was $42.4 million, compared to $41.6 million for the second quarter of 2011 and $44.2 million for the third quarter of 2010.  Total revenue for the first nine months of 2011 was $127.9 million as compared to $132.3 million in the same period of 2010.

•
FirsTech’s net income of $0.4 million for the third quarter of 2011 remained consistent with the second quarter of 2011 and the third quarter of 2010. FirsTech’s net income for the first nine months of 2011 was $1.3 million as compared to $1.5 million in the same period of 2010.

•
Busey Wealth Management’s net income of $0.7 million for the third quarter of 2011 decreased from $1.0 million for the second quarter of 2011, but was consistent with net income of $0.7 million for the third quarter of 2010.  Busey Wealth Management’s net income for the first nine months of 2011 was $2.4 million as compared to $2.6 million for the first nine months of 2010.

Growth:  As noted in prior releases, in January 2011 we embarked upon an initiative (which we call B5th) to spur organic growth by providing new tools to our front line associates. We continue to experience modest success in our retail channel from this growth initiative.  We are now beginning to invest further in the growth of our business banking segment.  The primary investment will be in people, both our current associates and new associates who we are actively recruiting.  We are emphasizing our growth through the increased business expectations from our existing associates and hiring experienced bankers with proven track records in our markets. While maintaining our priorities of balance sheet strength and profitability, achieving meaningful organic growth is a significant focus for 2012.

    The economy continues to be a headwind and we expect competition for new business banking opportunities will continue to be strong in our markets.  We will continue our practice of not sacrificing the quality of our loan portfolio for the sake of growth.  However, we will not allow our quality standards to be an excuse.  We believe we have the best people in our markets and plan to add more.  We are well positioned in our markets to grow our customer base.  We are confident that we are up to this challenge and expect to see gradual improvement in loan volume in 2012. We will continue to base our efforts for organic growth on service, listening to our customers and providing appropriate solutions to their financial needs.

We are also well positioned to explore external growth opportunities while simultaneously focusing on organic growth. Organic growth is a significant focus; however, we believe external growth opportunities will play an important role in our future.

On October 28, 2011, we will pay a cash dividend of $0.04 per common share to stockholders of record as of October 21, 2011.

We thank our associates for their efforts, our customers for their business and you, our stockholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

		Three Months Ended			Nine Months Ended
		September 30,	June 30,	September 30,	September 30,	September 30,
		2011	2011	2010	2011	2010
EARNINGS & PER SHARE DATA
	Net income	$ 7,570	$ 7,447	$ 6,022	$ 24,127	$ 15,924
	Income available to common stockholders1	6,521	6,164	4,739	20,019	12,076
	Revenue2	42,445	41,587	44,202	127,920	132,263
	Fully-diluted earnings per share	0.08	0.07	0.07	0.24	0.18
	Cash dividends paid per share	0.04	0.04	0.04	0.12	0.12

	Net income by operating segment
	Busey Bank	$ 7,068	$ 7,096	$ 5,449	$ 22,984	$ 14,221
	Busey Wealth Management	749	974	716	2,417	2,574
	FirsTech	381	422	425	1,253	1,522

AVERAGE BALANCES
	Assets	$ 3,420,878	$ 3,491,237	$ 3,598,237	$ 3,500,121	$ 3,682,753
	Earning assets	3,138,274	3,209,961	3,280,987	3,213,540	3,361,535
	Deposits	2,769,255	2,823,136	2,982,590	2,829,830	3,059,186
	Interest-bearing liabilities	2,505,838	2,569,520	2,778,286	2,576,049	2,868,213
	Stockholders’ equity – common	331,387	325,608	234,916	315,643	231,692
	Tangible stockholders’ equity – common	293,243	286,586	193,058	276,624	188,766

PERFORMANCE RATIOS
	Return on average assets3	0.76%	0.71%	0.52%	0.76%	0.44%
	Return on average common equity3	7.81%	7.59%	8.00%	8.48%	6.97%
	Return on average tangible common equity3	8.82%	8.63%	9.74%	9.68%	8.55%
	Net interest margin3	3.57%	3.54%	3.64%	3.55%	3.55%
	Efficiency ratio4	57.87%	57.80%	58.21%	57.16%	57.46%
	Non-interest revenue as a % of total revenues2	34.68%	33.05%	32.96%	34.40%	33.66%

ASSET QUALITY
	Gross loans	$ 2,099,314	$ 2,168,240	$ 2,518,209
	Allowance for loan losses	63,915	69,329	83,098
	Net charge-offs	10,414	10,520	18,531	27,123	48,781
	Allowance for loan losses to loans	3.04%	3.20%	3.30%
	Allowance as a percentage of non-performing loans	148.73%	128.94%	104.29%
	Non-performing loans
	Non-accrual loans	41,987	52,456	78,223
	Loans 90+ days past due	986	1,314	1,457
	Geographically
	Downstate Illinois/ Indiana	29,733	34,260	56,831
	Florida	13,240	19,510	22,849
	Loans 30-89 days past due	8,247	17,057	19,322
	Other non-performing assets	11,577	6,855	11,470

1	Net income available to common stockholders, net of preferred dividend and TARP discount accretion
2	Net of interest expense, excludes security gains
3	Quarterly ratios annualized and calculated on net income available to common stockholders
4	Net of security gains and intangible charges

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	September 30,	December 31,	September 30,
	2011	2010	2010
Assets
Cash and due from banks	$289,144	$418,965	$222,226
Investment securities	795,403	599,459	551,720
Net loans, including loans held for sale	2,035,399	2,292,739	2,435,110
Premises and equipment	70,179	73,218	74,362
Goodwill and other intangibles	37,589	40,242	41,263
Other assets	165,171	180,380	208,532
Total assets	$3,392,885	$3,605,003	$3,533,213

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$467,775	$460,661	$449,702
Interest-bearing deposits	2,288,686	2,455,705	2,474,503
Total deposits	$2,756,461	$2,916,366	$2,924,205

Securities sold under agreements to repurchase	129,905	138,982	130,419
Short-term borrowings	-	-	4,000
Long-term debt	19,834	43,159	52,576
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	24,219	30,991	30,446
Total liabilities	$2,985,419	$3,184,498	$3,196,646
Total stockholders' equity	$407,466	$420,505	$336,567
Total liabilities & stockholders' equity	$3,392,885	$3,605,003	$3,533,213

Per Share Data
Book value per common share	$3.87	$3.65	$3.56
Tangible book value per common share	$3.43	$3.14	2.94
Ending number of common shares outstanding	86,597	79,100	66,361

Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Interest and fees on loans	$28,243	$34,326	$87,924	$105,906
Interest on investment securities	4,568	4,141	13,666	13,238
Total interest income	$32,811	$38,467	$101,590	$119,144

Interest on deposits	4,457	7,334	14,536	26,544
Interest on short-term borrowings	96	170	327	484
Interest on long-term debt	230	629	1,212	2,313
Junior subordinated debt owed to unconsolidated trusts	301	699	1,600	2,063
Total interest expense	$5,084	$8,832	$17,675	$31,404

Net interest income	$27,727	$29,635	$83,915	$87,740
Provision for loan losses	5,000	9,500	15,000	31,700
Net interest income after provision for loan losses	$22,727	$20,135	$68,915	$56,040

Trust fees	3,460	3,113	11,765	10,758
Commissions and brokers' fees	495	398	1,415	1,309
Fees for customer services	4,624	4,162	13,476	12,126
Remittance processing	2,335	2,263	7,119	7,116
Gain on sales of loans	2,977	4,104	7,444	9,984
Net security gains (losses)	-	283	(2)	1,025
Other	827	527	2,786	3,230
Total non-interest income	$14,718	$14,850	$44,003	$45,548

Salaries and wages	11,090	10,537	30,678	30,271
Employee benefits	2,494	2,487	7,759	7,669
Net occupancy expense	2,211	2,374	6,762	6,947
Furniture and equipment expense	1,294	1,493	3,958	4,602
Data processing expense	2,145	2,008	6,425	5,855
Amortization expense	885	1,022	2,653	3,067
Regulatory expense	497	2,155	3,652	5,302
OREO expense	112	380	459	1,443
Other operating expenses	4,996	4,586	14,228	14,766
Total non-interest expense	$25,724	$27,042	$76,574	$79,922

Income before income taxes	$11,721	$7,943	$36,344	$21,666
Income taxes	4,151	1,921	12,217	5,742
Net income	$7,570	$6,022	$24,127	$15,924
Preferred stock dividends and discount accretion	1,049	$1,283	$4,108	$3,848
Income available for common stockholders	$6,521	$4,739	$20,019	$12,076

Per Share Data
Basic earnings per common share	$0.08	$0.07	$0.24	$0.18
Fully-diluted earnings per common share	$0.08	$0.07	$0.24	$0.18
Diluted average common shares outstanding	86,608	$66,361	84,880	$66,361

Corporate Profile

First Busey Corporation is a $3.4 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-three banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Busey Bank had total assets of $3.3 billion as of September 30, 2011.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of September 30, 2011, Busey Wealth Management had approximately $3.6 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 28 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,100 agent locations in 38 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.